T. Rowe Price Capital Appreciation Fund, Inc 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Capital Appreciation Fund, Inc. of our report dated February 18, 2026, relating to the financial statements and financial highlights, which appear in T. Rowe Capital Appreciation Fund, and T. Rowe Price Capital Appreciation and Income Fund’s (constituting T. Rowe Price Capital Appreciation Fund, Inc.) Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 25, 2026